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EXHIBIT 23.1

         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Witness Systems, Inc.

        We consent to incorporation by reference in the registration statement on Form S-8 (for the Witness Systems, Inc. 2003 Broad Based Option Plan and the Witness Systems, Inc. 2003 Non-Employee Director Stock Option Plan) of our report dated January 24, 2003, except as to Note 11, which is as of February 28, 2003, relating to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which reports appear in the Witness Systems, Inc. Annual Report on Form 10-K for the year 2002.

/s/ KPMG LLP
Atlanta, Georgia July 22, 2003

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  EXHIBIT 23.1